As filed with the Securities and Exchange Commission on September 28, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONTINUCARE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Florida	59-2716023

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

80 SW 8th Street
Miami, Florida 33130
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Contincare Corporation Amended and Restated 2000 Stock Option Plan
(Full Title of Plan)

Richard C. Pfenniger, Jr.
Continucare Corporation
80 Southwest 8th Street
Miami, Florida 33130
(Name and Address, Including Zip Code, of Agent for Service)

(305) 350-7515
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
Geoffrey MacDonald, Esq.
Stearns Weaver Miller Weissler
Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200
Miami, Florida 33130
(305) 789-3200

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered(1)	Per Share(2)	Offering Price(2)	Fee(2)
Common Stock, par value $0.0001 per share	3,000,000	$1.64	$4,920,000	$624

(1)	Pursuant to Rule 416 this Registration Statement shall also cover any additional shares of Common Stock which may become issuable under the Continucare Corporation Amended and Restated 2000 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low prices of the Common Stock on the American Stock Exchange on September 24, 2004.

Explanatory Note

     On August 24, 2004, the stockholders of Continucare Corporation (the “Company”), approved the amendment of the Company’s Amended and Restated 2000 Stock Option Plan (the “Plan”) to, among other things, increase the maximum number of shares of the Company’s Common Stock, $0.0001 par value (the “Common Stock”), that may be issued under the plan by 3,000,000 shares. This Registration Statement has been filed to register the additional 3,000,000 shares of Common Stock issuable pursuant to the Plan.

     The additional shares to be registered by this Registration Statement are of the same class as those securities covered by the Company’s Registration Statement on Form S-8 previously filed on May 18, 2001 (Registration No. 333-61246) (the “Earlier Registration Statement”) covering the initial 4,000,000 shares of Common Stock issuable under the Plan. Pursuant to General Instruction E to Form S-8, the contents of the Earlier Registration Statement are incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) are incorporated herein by this reference:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the Commission on September 28, 2004.

(2)	The description of the Company’s Common Stock, $0.0001 par value per share, contained in the Company’s Registration Statement on Form SB-2 (SEC File No. 33-88580), as amended, under the heading “Description of Securities.”

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers

     The Company has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Company’s Amended and Restated Articles of Incorporation and Bylaws provide that it shall indemnify and may insure its officers and directors to the fullest extent not prohibited by law. The Company also maintains a policy of directors’ and officers’ liability insurance that insures, subject to certain exclusions, its directors and officers against the cost of defense, settlement of, or payment of a judgment in connection with a proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company.

     The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability in the event the director breaches or fails to perform his or her duties as a director and such director’s breach of, or failure to perform, such duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director derives an improper personal benefit; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interest of the Company in a proceeding by or in the right of the Company to procure a judgment in this favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 8. Exhibits.

     The following exhibits are filed herewith:

Exhibit Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1 above).

24.1	Power of Attorney (set forth on the signature page to this Registration Statement).

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on the 28 day of September, 2004.

CONTINUCARE CORPORATION
By:	/s/ Richard C. Pfenniger, Jr.
Richard C. Pfenniger, Jr.,
Chief Executive Officer and Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard C. Pfenniger, Jr. and Fernando L. Fernandez his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Richard C. Pfenniger, Jr. Richard C. Pfenniger, Jr.	Chairman of the Board, Chief Executive Officer (Principal Executive Officer)	September 28, 2004

/s/ Fernando L. Fernandez Fernando L. Fernandez	Senior Vice President – Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	September 28, 2004

/s/ Robert Cresci Robert Cresci	Director	September 28, 2004

/s/ Phillip Frost, M.D. Phillip Frost, M.D.	Director	September 28, 2004

/s/ Neil Flanzraich Neil Flanzraich	Director	September 28, 2004

/s/ Patrick Healy Patrick Healy	Executive Vice President - Operations, Director	September 28, 2004

/s/ Jacob Nudel, M.D. Jacob Nudel, M.D.	Director	September 28, 2004

/s/ A. Marvin Strait, CPA A. Marvin Strait, CPA	Director	September 28, 2004

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. (included in Exhibit 5.1 above).

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